EXHIBIT R(2)

CONSENT

I hereby consent to the use of the Auditor–General title under the heading “Experts and Public Official Documents” in the Prospectus which forms a part of this Registration Statement on Schedule B, in connection with the information specified with respect to the Auditor–General under such heading. I also hereby consent to the use of the Auditor–General’s Certificate dated September 18, 2007 and the Report dated December 7, 2007 included in the Form 18–K filed and incorporated by reference in the Prospectus included in the Registration Statement on Schedule B or amendment thereto filed by Queensland Treasury Corporation and the Treasurer on behalf of the Government of Queensland with the United States Securities and Exchange Commission.

By:	/s/ Glenn Gordon Poole
Mr. Glen Gordon Poole
Auditor-General

Date: December 7, 2007